Action Performance Reassesses Dividend Policy

PHOENIX—(BUSINESS WIRE) February 9 , 2005 — Action Performance Companies, Inc. (NYSE:ATN - News), today announced that its Board of Directors has decided not to declare the quarterly dividend of $0.05 per share. The Board believes that it is prudent to take this action coincident with the implementation of its restructuring plan. The evaluation of paying a dividend will be made on a quarter-by-quarter basis.

About Action Performance

Action Performance Companies Inc. (NYSE:ATN — News) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at http://www.action-performance.com/.

This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2004, on file with the U.S. Securities and Exchange Commission.

CONTACT:	Action Performance, Inc.
David Riddiford
Chief Financial Officer
602/337-3999

or

Integrated Corporate Relations, Inc.
Hayley Kissel
203/682-8223